Exhibit 99.1

On August 20, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Appointment of Anthony M.V. Eramo as Senior Vice President and Chief Financial Officer

Columbus Grove, Ohio,  August 20, 2015 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors appointed Anthony M.V. Eramo as Senior Vice President and Chief Financial Officer, effective September 5, 2015.

Brian D. Young, President and Chief Executive Officer of the Company said, “Tony has been a valuable asset to the Union Bank team since his arrival in June and we are excited to expand his role within the Company. Tony has spent nearly three decades working in the banking industry. His extensive financial and SEC reporting experience and his experience with bank acquisitions and strategic growth—at a time when the Company continues to grow—will be an invaluable asset to our team going forward.”

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company. Through our 15 branch offices located in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio, we serve the Ohio counties of Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert, and Wood.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2014 Form 10-K.